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                      502 562-7201                   REPLY TO WRITER AT:
                                                     Citizens Plaza
                                                     Louisville, KY  40202-2898
                                                     FAX:  502-589-0309
                     June 14, 1999


Board of Directors
Churchill Downs Incorporated
700 Central Avenue
Louisville, Kentucky  40208

Gentlemen:

     We have acted as counsel to Churchill Downs Incorporated, a Kentucky corporation (the "Company"), in connection with the registration of 2,000,000 shares of the Company's common stock, and up to an additional 300,000 shares to cover over-allotments (the "Shares"), on the Registration Statement on Form S-3, Registration No. 333-79031, filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Registration Statement").

     We have examined, among other things, the articles of incorporation and bylaws of the Company and the Registration Statement and are familiar with the proceedings taken by the Company relating to the issuance of the Shares as contemplated by the Registration Statement. We have relied on certificates of officers of the Company and of public officials as to certain matters of fact relating to this opinion and have also examined such records, certificates and other documents as we have considered necessary or appropriate for the purposes of this opinion. We have assumed the genuiness of all signatures, the authenticity of all documents and records submitted to us as copies and the truthfulness of all statements of fact contained herein.

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     Based upon the foregoing and subject to the qualifications hereinafter set forth, we are of the opinion that the Shares are validly authorized and, when issued and sold in accordance with the Registration Statement and the prospectus included therein and the pertinent provisions of any applicable state securities laws, will be duly and validly issued, fully paid and nonassessable.

     We are members of the Bar of the Commonwealth of Kentucky and do not purport to be experts on the laws of any jurisdiction other than the Commonwealth of Kentucky and the Federal laws of the United States of America, and we express no opinion as to the laws of any jurisdiction other than those specified. Our opinion addresses only the specific legal matters set forth above.

     We expressly disclaim any responsibility for advising you of any change hereafter occurring in circumstances touching or concerning the transaction which is the subject of this opinion, including any changes in the law or in factual matters occurring subsequent to the date of this opinion.

     We hereby consent to the filing of this opinion, or copies thereof, as an exhibit to the Registration Statement and to the statement made regarding our firm under the caption "Legal Matters" in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          Sincerely,

                                          WYATT, TARRANT & COMBS